Exhibit 99.1

For Immediate Release
VPG Reports Fiscal 2016 Second Quarter and Six Month Results
MALVERN, Pa. (August 9, 2016) -- Vishay Precision Group, Inc. (NYSE: VPG), a leading producer of precision sensors and systems, today announced its results for its fiscal 2016 second quarter and six months ended July 2, 2016.
Highlights:

•	Second quarter net revenues of $58.0 million.

•	Second quarter earnings per diluted share of $0.14.

•	Adjusted earnings per diluted share of $0.15.

•	Gross profit margin of 37.1 % reflecting the impact of restructuring actions.

•	Force Sensors segment achieved gross profit margins of 29% in the second quarter of 2016 as compared to 19% in the second quarter of 2015.

•	Fiscal year 2016 adjusted diluted earnings per share guidance updated -in the range of $0.70 to $0.80 - at constant exchange rates as of the second quarter of 2016.

“Despite the decline in sales in this quarter compared to the second quarter of 2015, our adjusted gross profit margin increased to 37.4% as compared to 35.4% in the second quarter of 2015 validating the effectiveness of our restructuring and cost reduction efforts,” stated Ziv Shoshani, VPG’s chief executive officer. “While global economic conditions remain soft, we are encouraged that our consolidated book-to-bill and backlog remain stable.”
Net revenues for the second quarter of 2016 were $58.0 million, down $1.5 million, or 2.5% compared with $59.5 million of net revenues for the prior year period. Net revenues for the six months ended July 2, 2016 were $114.6 million, representing a 1.3% decrease from the $116.2 million of net revenues for the comparable prior year period. Comparing sequential results, net revenues for the second quarter of 2016 increased by $1.4 million, or 2.4%, from $56.6 million in the first quarter of 2016.
Net earnings attributable to VPG stockholders for the second quarter of 2016 were $1.9 million, or $0.14 per diluted share, compared to net earnings attributable to VPG stockholders for the second quarter of 2015 of $1.5 million, or $0.11 per diluted share. Net earnings attributable to VPG stockholders for the six months ended July 2, 2016 were $2.3 million, or $0.18 per diluted share, compared to net earnings attributable to VPG stockholders of $2.3 million, or $0.17 per diluted share, for the comparable prior year period.
The following table reconciles the company's non-U.S. GAAP measures included in the press release, which are provided for comparison with other results, and the most directly comparable U.S. GAAP measures:

Reconciliation of Adjusted Earnings Per Share
(Unaudited - In thousands, except per share data)
	Fiscal quarter ended		Six fiscal months ended
	July 2, 2016	June 27, 2015	July 2, 2016	June 27, 2015
Net earnings attributable to VPG stockholders	$1,868	$1,476	$2,348	$2,336

Reconciling items affecting operating margin
Acquisition purchase accounting adjustments	195	26	491	26
Acquisition costs	352	—	414	—
Restructuring costs	1,011	304	1,686	382

Reconciling items affecting income tax expense
Less tax effect of adjustments for purchase accounting, acquisition costs, restructuring costs, and discrete tax items	1,469	41	1,290	57
Adjusted net earnings attributable to VPG stockholders	$1,957	$1,765	$3,649	$2,687

Adjusted net earnings per diluted share	$0.15	$0.13	$0.27	$0.19

Weighted average shares outstanding - diluted	13,405	13,790	13,402	13,875

Segments
The Foil Technology Products segment revenues were $25.4 million in the second quarter of 2016, down 3.0% from $26.2 million in the second quarter last year, and down 3.6% from $26.3 million in the first quarter of 2016. Decreased year-over-year revenues and sequential revenues primarily were attributable to lower volume, partially offset by the additional volume from the Pacific Instruments acquisition and $0.3 million in positive exchange rate impact. The gross profit margin for the segment was 36.8% for the second quarter of 2016 (37.0% excluding the Pacific Instruments acquisition purchase accounting adjustments of $0.1 million) compared to 39.6% in the second quarter of 2015 and 42.3% in the first quarter of 2016. The gross profit margin for the quarter compared to the comparable prior year period and the first quarter of 2016 decreased primarily due to lower volume and labor inefficiencies mainly related to the closure of the Costa Rica facility and transition of manufacturing to other facilities.
The Force Sensors segment revenues were $15.4 million in the second quarter of 2016, down 1.6% from $15.6 million in the second quarter last year, and up 3.8% from $14.8 million in the first quarter of 2016. Decreased year-over-year revenues were attributable to lower volume. The sequential increase in revenues was attributable primarily to higher volumes. The gross profit margin for the segment was 29.0% in the second quarter of 2016, compared to 19.0% in the second quarter of 2015 and 18.4% in the first quarter of 2016. The gross profit margin for the quarter increased from the comparable prior year period primarily due to the realization of cost savings from our previously announced cost reduction programs. The sequential gross profit margin increase was due to an increase in volume, the realization of cost savings from our previously announced cost reduction programs and an inventory increase to support ongoing manufacturing of our consolidation plan.
The Weighing and Control Systems segment revenues were $17.2 million in the second quarter of 2016, down 2.6% from $17.7 million in the second quarter last year, and up 11.4% from $15.5 million in the first quarter of 2016. Decreased year-over-year revenues were attributable to a decrease in volume, partially offset by the acquisition of Stress-Tek. In addition, $0.3 million of the decrease was due to negative effects of foreign exchange rates. The sequential increase in revenues was attributable to an increase in volume and $0.4 million in positive effects of foreign currency. The gross profit margin for the segment was 44.7% in the second quarter of 2016 (45.6% excluding the Stress-Tek acquisition purchase accounting adjustments of $0.1 million) compared to 43.6% in the second quarter of 2015 (43.7% excluding the KELK acquisition purchase accounting adjustment of $0.1 million) and 38.3% in the first quarter of 2016 (40.2% excluding the Stress-Tek acquisition purchase accounting adjustment of $0.3 million). The gross profit margin for the quarter increased from the comparable prior year period primarily due to the realization of our previously announced cost reduction programs. The sequential gross profit margin increase was due to an increase in volume in our steel business.
Outlook
“In light of global economic conditions, the continued strength of the U.S. dollar compared to other currencies and the normal seasonality of our business, we expect net revenues in the range of $55 million to $60 million for the third quarter of 2016,” concluded Mr. Shoshani. “We are updating our expectation for fiscal year 2016 adjusted diluted earnings per share to be in the range of $0.70 to $0.80, at constant exchange rates as of the second quarter of 2016.”
Conference Call and Webcast
A conference call will be held today (August 9) at 10:00 a.m. EDT (9:00 a.m. CDT). To access the conference call, interested parties may call 1-888-317-6003 or internationally 1-412-317-6061 and use passcode 9820655, or log on to the investor relations page of the VPG website at www.vpgsensors.com.
A replay will be available approximately one hour after the completion of the call by calling toll-free 1-877-344-7529 or internationally 1-412-317- 0088 and by using the passcode: 10089144. The replay will also be available on the investor relations page of the VPG website at www.vpgsensors.com for a limited time.
About VPG
Vishay Precision Group, Inc. (VPG) is an internationally recognized designer, manufacturer and marketer of: components based on its resistive foil technology; sensors; and sensor-based systems specializing in the growing markets of stress, force, weight, pressure, and current measurements. VPG is a market leader of foil technology products, providing ongoing technology innovations in precision foil resistors and foil strain gages, which are the foundation of the company's force sensors products and its weighing and control systems. The product portfolio consists of a variety of well-established brand names recognized for precision and quality in the marketplace. To learn more, visit VPG at www.vpgsensors.com.
Forward-Looking Statements
From time to time, information provided by us, including but not limited to statements in this report, or other statements made by or on our behalf, may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.
Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; changes in the current pace of economic recovery; difficulties or delays in completing acquisitions and integrating acquired companies (including the acquisitions of Stress-Tek and Pacific Instruments); the inability to realize anticipated synergies and expansion possibilities; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; difficulties in implementing our ERP system, and the associated impact on manufacturing efficiencies and customer satisfaction; difficulties in implementing our cost reduction strategies, such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to lower-cost countries; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
VPG
William M. Clancy
Executive Vice President and Chief Financial Officer
484-321- 5306
bill.clancy@vpgsensors.com

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Fiscal quarter ended
	July 2, 2016	June 27, 2015
Net revenues	$57,996	$59,508
Costs of products sold	36,501	38,473
Gross profit	21,495	21,035
Gross profit margin	37.1%	35.3%

Selling, general, and administrative expenses	18,444	18,396
Acquisition costs	352	—
Restructuring costs	1,011	304
Operating income	1,688	2,335
Operating margin	2.9%	3.9%

Other income (expense):
Interest expense	(371)	(173)
Other	(30)	(414)
Other income (expense) - net	(401)	(587)

Income before taxes	1,287	1,748

Income tax (benefit) expense	(562)	288

Net earnings	1,849	1,460
Less: net loss attributable to noncontrolling interests	(19)	(16)
Net earnings attributable to VPG stockholders	$1,868	$1,476

Basic earnings per share attributable to VPG stockholders	$0.14	$0.11
Diluted earnings per share attributable to VPG stockholders	$0.14	$0.11

Weighted average shares outstanding - basic	13,184	13,580
Weighted average shares outstanding - diluted	13,405	13,790

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Six fiscal months ended
	July 2, 2016	June 27, 2015
Net revenues	$114,625	$116,116
Costs of products sold	73,355	74,102
Gross profit	41,270	42,014
Gross profit margin	36.0%	36.2%

Selling, general, and administrative expenses	36,492	37,144
Acquisition costs	414	—
Restructuring costs	1,686	382
Operating income	2,678	4,488
Operating margin	2.3%	3.9%

Other income (expense):
Interest expense	(699)	(360)
Other	395	(1,343)
Other income (expense) - net	(304)	(1,703)

Income before taxes	2,374	2,785

Income tax expense	29	478

Net earnings	2,345	2,307
Less: net loss attributable to noncontrolling interests	(3)	(29)
Net earnings attributable to VPG stockholders	$2,348	$2,336

Basic earnings per share attributable to VPG stockholders	$0.18	$0.17
Diluted earnings per share attributable to VPG stockholders	$0.18	$0.17

Weighted average shares outstanding - basic	13,181	13,663
Weighted average shares outstanding - diluted	13,402	13,875

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	July 2, 2016	December 31, 2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$52,223	$62,641
Accounts receivable, net	36,020	35,553
Inventories:
Raw materials	15,927	15,062
Work in process	21,645	20,289
Finished goods	20,244	20,849
Inventories, net	57,816	56,200

Prepaid expenses and other current assets	8,700	7,814
Assets held for sale	2,043	—
Total current assets	156,802	162,208

Property and equipment, at cost:
Land	3,516	3,639
Buildings and improvements	45,872	55,003
Machinery and equipment	88,285	84,409
Software	7,349	7,284
Construction in progress	2,697	2,288
Accumulated depreciation	(92,756)	(95,992)
Property and equipment, net	54,963	56,631

Goodwill	19,422	12,603

Intangible assets, net	23,038	17,683

Other assets	14,614	14,622
Total assets	$268,839	$263,747

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	July 2, 2016	December 31, 2015
	(Unaudited)
Liabilities and equity
Current liabilities:
Trade accounts payable	$8,319	$8,004
Payroll and related expenses	10,770	13,888
Other accrued expenses	15,066	16,604
Income taxes	1,317	527
Current portion of long-term debt	2,230	2,120
Total current liabilities	37,702	41,143

Long-term debt, less current portion	35,019	31,037
Deferred income taxes	661	334
Other liabilities	7,760	7,195
Accrued pension and other postretirement costs	11,434	11,597
Total liabilities	92,576	91,306

Commitments and contingencies

Equity:
Common stock	1,278	1,276
Class B convertible common stock	103	103
Treasury stock	(8,765)	(8,765)
Capital in excess of par value	190,883	190,436
Retained earnings	24,675	22,327
Accumulated other comprehensive loss	(32,085)	(33,121)
Total Vishay Precision Group, Inc. stockholders' equity	176,089	172,256
Noncontrolling interests	174	185
Total equity	176,263	172,441
Total liabilities and equity	$268,839	$263,747

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)

	Six fiscal months ended
	July 2, 2016	June 27, 2015
Operating activities
Net earnings	$2,345	$2,307
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	5,640	5,524
Gain on disposal of property and equipment	(31)	(1)
Share-based compensation expense	547	416
Inventory write-offs for obsolescence	865	916
Deferred income taxes	(1,540)	(98)
Other	(804)	1,219
Net changes in operating assets and liabilities:
Accounts receivable, net	991	(1,671)
Inventories, net	(1,681)	(4,345)
Prepaid expenses and other current assets	(879)	943
Trade accounts payable	91	(1,670)
Other current liabilities	(5,356)	(3,589)
Net cash provided by (used in) operating activities	188	(49)

Investing activities
Capital expenditures	(4,434)	(5,037)
Proceeds from sale of property and equipment	250	65
Purchase of business	(10,727)	—
Net cash used in investing activities	(14,911)	(4,972)

Financing activities
Principal payments on long-term debt and capital leases	(1,064)	(1,810)
Proceeds from revolving facility	11,000	—
Payments on revolving facility	(6,000)	—
Purchase of treasury stock	—	(6,137)
Distributions to noncontrolling interests	(8)	(45)
Net cash provided by (used in) financing activities	3,928	(7,992)
Effect of exchange rate changes on cash and cash equivalents	377	(1,173)
Decrease in cash and cash equivalents	(10,418)	(14,186)

Cash and cash equivalents at beginning of period	62,641	79,642
Cash and cash equivalents at end of period	$52,223	$65,456

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Gross Profit Margin
(Unaudited - In thousands)
	Fiscal quarter ended		Six fiscal months ended
	July 2, 2016	June 27, 2015	July 2, 2016	June 27, 2015
Gross profit	$21,495	$21,035	$41,270	$42,014
Gross profit margin	37.1%	35.3%	36.0%	36.2%

Reconciling items affecting gross profit margin
Acquisition purchase accounting adjustments	195	26	491	26

Adjusted gross profit	$21,690	$21,061	$41,761	$42,040
Adjusted gross profit margin	37.4%	35.4%	36.4%	36.2%

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted Earnings Per Share
(Unaudited - In thousands, except per share data)
	Fiscal quarter ended		Six fiscal months ended
	July 2, 2016	June 27, 2015	July 2, 2016	June 27, 2015
Net earnings attributable to VPG stockholders	$1,868	$1,476	$2,348	$2,336

Reconciling items affecting operating margin
Acquisition purchase accounting adjustments	195	26	491	26
Acquisition costs	352	—	414	—
Restructuring costs	1,011	304	1,686	382

Reconciling items affecting income tax expense
Less tax effect of adjustments for purchase accounting, acquisition costs, restructuring costs, and discrete tax items	1,469	41	1,290	57
Adjusted net earnings attributable to VPG stockholders	$1,957	$1,765	$3,649	$2,687

Adjusted net earnings per diluted share	$0.15	$0.13	$0.27	$0.19

Weighted average shares outstanding - diluted	13,405	13,790	13,402	13,875